Exhibit 16.1

August 7, 2025

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements made by AEI CapForce II Investment Corp. under Item 11(i) of its Form S-1 dated August 7, 2025. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of AEI CapForce II Investment Corp contained therein.

Sincerely,

/s/ Marcum LLP